UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): March 14, 2014

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On March 14, 2014, CytRx Corporation (“we,” “us,” “our” or the “Company”) entered into an amendment (the “Amendment”) to that certain License Agreement, dated August 17, 2006 and amended on January 5, 2010 (the "License Agreement"), between the Company and KTB Tumorgesellschaft GmbH ("KTB").  The License Agreement grants us a license to patent rights held by KTB for the worldwide development and commercialization of aldoxorubicin.  The License Agreement also granted us an option to include within the license any technology that is claimed or disclosed in the licensed patents and patent applications (the “Optional Technology”) for use in the field of oncology.

Under the Amendment, KTB granted us a non-exclusive, permanent license for all of the Optional Technology.  If and to the extent that Optional Technology is used by us, we have agreed to make milestone payments to the Licensor based on the same milestone criteria otherwise applicable for licensed technologies under the License Agreement, other than the up-front milestone payable upon exercise of the option.  Instead of the up-front payment, we have agreed to make a $500,000 milestone payment (the "Phase I Milestone Payment") upon first dosing of a patient in a first phase I clinical trial for each product using Optional Technology.  In the event that by February 28, 2017, no such Phase I Milestone Payment has become due, we have agreed to pay Licensor $500,000, which payment can be made, in our discretion, in cash or in shares of our common stock.  If we elect to make the payment in shares of common stock, our shares will be valued at the volume-weighted average price (VWAP) over the preceding 60 trading days, to be calculated on February 28, 2017.  The Amendment also deleted certain time-related deadlines from the License Agreement.

Item 9.01                      Exhibits

(d) Exhibits

There is filed as part of this report the exhibit listed on the accompanying Index to Exhibits, which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION

Dated: March 17, 2014	By:	/s/ John Y. Caloz
Name: John Y. Caloz
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Agreement dated March 14, 2014 to amend a License Agreement dated August 17, 2006 as amended by Letter Agreement dated January 5, 2010 by and between CytRx Corporation and KTB Tumorgesellschaft GmbH